Exhibit 99.8

LYDALL ANNOUNCES CONSOLIDATION OF ITS COLUMBUS, OHIO,

AUTOMOTIVE BUSINESS INTO OTHER LYDALL FACILITIES

MANCHESTER, CT. — January 19, 2004 — Lydall, Inc. (NYSE:LDL) today notified employees, City Officials, and the State of Ohio that it will be consolidating its operations currently located in Columbus, Ohio, into other Lydall Automotive facilities and closing the Columbus plant. The Company plans to initiate equipment and product line transfers by the end of the first quarter and to complete the consolidation by the end of 2004.

David Freeman, President and Chief Executive Officer of Lydall, commented, “We regret the need to close the Columbus Operation. These decisions are never easy. We will make every effort to help the employees affected by this move through the transition. Lydall, working with the State of Ohio, will advise employees on available outplacement services and provide severance based on years of service as jobs are phased out over the next year.

“The men and women at the Columbus Operation are dedicated and skillful people. They have faced difficult challenges and worked very hard to make the Operation successful. In spite of these good efforts, consolidation has become necessary to meet market demands for increasingly faster, technologically advanced cost-effective solutions. By consolidating our automotive business into other existing plants, we will be able to respond more effectively to our customers’ needs.”

Lydall anticipates that the costs associated with this consolidation, primarily comprised of severance costs, the acceleration of depreciation on assets to be disposed of and relocation costs, will be approximately $3.0 million to $3.5 million after tax or $.19 to $.22 per diluted share. A portion of these costs will be recorded in the fourth quarter of 2003 with the remainder recorded throughout 2004. The Company also estimates these actions, when completed, will result in significant cost savings. A total of 139 employees will be affected by the closing of the Columbus Operation, and approximately 100 to 120 new jobs will be created at other Lydall facilities as a result of the consolidation.

According to Christopher Skomorowski, Executive Vice President and Chief Operating Officer of Lydall, Inc., “The consolidation of our automotive manufacturing operations supports Lydall’s long-term growth strategy for this business and positions us to more efficiently respond to current and projected market demands. In line with recently announced corporate organizational structure changes, the consolidation of the automotive business improves our flexibility and lowers costs. Manufacturing equipment and process capabilities will be relocated to other Lydall facilities in phases to ensure a seamless transition in service to our customers. We will continue to work closely with key customers throughout the process to meet their specific service and engineering needs.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Germany, Japan, Singapore and Taiwan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Stockholders are referred to Lydall’s 2002 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for approximately 47% of Lydall’s third quarter 2003 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.